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                                                                 EXHIBIT 2.1



                                PLAN OF MERGER


      This Plan of Merger between The Havana Republic, Inc. a Colorado Corporation, (the "Disappearing Corporation") and The Havana Republic, Inc., a Florida corporation, (the "Surviving Corporation") and collectively said corporations hereinafter referred to as the "Constituent Corporation."

         1.       PLAN TO MERGE.

                  The Disappearing Corporation shall be merged into the Surviving Corporation.

         2.       NAME OF MERGED CORPORATION.

                  The name of the Surviving Corporation shall be The Havana Republic, Inc.

         3.       PLACE OF OFFICE OF SURVIVING CORPORATION.

                  The place in Florida where the principal office of the Surviving Corporation is to be located is 1360 Weston road, Weston, FL 33324.

         4.       PURPOSES OF SURVIVING CORPORATION.

                  The purposes of the surviving corporation are to engage in any lawful act or activity for which corporations may be formed in accordance with the Florida Business Corporation Act.

         5.       AUTHORIZED SHARES OF SURVIVING CORPORATION.

                  The present number of shares which the Disappearing Corporation is authorized to issue is 50,000,000 shares of no par value Common Stock, of which 9,159,460 shares are now issued and outstanding and 2500 shares of $1,000 par value Series A Convertible Preferred Stock of which 2,100 shares are now issued and outstanding. The present number of shares which the Surviving Corporation is authorized to issue is 1,000 shares of no par value Common Stock of which 1,000

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shares are now issued and outstanding, all of which are owned by the
Disappearing Corporation. The total number of shares of capital stock which Surviving Corporation is authorized to issue from and after the effective date of the merger is 50,000,000 shares of Common Stock of no par value and 2,500 shares of $1,000 par value Series A Convertible Preferred Stock. The authorized shares of Common Stock of the Surviving Corporation shall have the same rights and privileges as the common stock of the Disappearing Corporation. The authorized convertible preferred shares of the Surviving Corporation shall have the same rights and privileges as the Series A Convertible Preferred Stock of the Disappearing Corporation.

         6.       FIRST DIRECTORS AND OFFICERS.

                  The present directors and officers of the Surviving Corporation shall continue as such until their successors are duly elected or designated after the effective date of the merger.

         7.       NAME AND ADDRESS OF AGENT OF CORPORATION.

                  Leonard H. Bloom, Esq. at 1101 Brickell Avenue, Suite 1400, in the City of Miami, Dade County, Florida 33131, shall be, and is hereby, appointed as the person on whom process, tax notices, and demands against said Surviving Corporation, or either of the said Constituent Corporations, may be served.

         8.       PLAN OF MERGER.

                  The plan of carrying said merger into effect, and the manner and basis of converting the shares of the Disappearing Corporation into shares of the Surviving Corporation shall be as follows:

                  Each shareholder of the Disappearing Corporation shall surrender his certificate or certificates to the Surviving Corporation or to its transfer agent, on the date of filing of Articles of


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Merger which shall be the "Effective Date" or thereafter. Upon surrender to the
Surviving Corporation or its transfer agent of the respective certificates for outstanding shares of the Disappearing Corporation, there shall be issued to the respective holders thereof, in substitution therefor, certificates for fully paid and nonassessable shares of the Surviving Corporation in the ratio of one common share of the Surviving Corporation for each common share of the Disappearing Corporation and one Series A Convertible Preferred Share of the Disappearing Corporation for each Series A Convertible Preferred Share of the Disappearing Corporation.

         9. REPORTING OF ASSETS AT BOOK VALUE IN ACCOUNTS OF SURVIVING CORPORATION; POOLING OF INTEREST.

                  The assets of the Disappearing Corporation shall be reported in the accounts of the Surviving Corporation at their book value as of the effective date. The aggregate stated capital, capital surplus, and earned surplus of the Constituent Corporations shall be, respectively, the stated capital, capital surplus, and earned surplus of the Surviving Corporation.

         10.      ARTICLES OF INCORPORATION.

                  The Articles of Incorporation of the Disappearing Corporation shall become the Articles of Incorporation of the Surviving Corporation, until amended as provided by law.

         11.      BYLAWS.

                  The Bylaws of the Disappearing Corporation shall become the Bylaws of the Surviving Corporation.

         12.      EFFECTIVE DATE OF MERGER.

                  This Plan of Merger shall become effective on the Effective Date.


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         13.      DIRECTORS' RIGHT TO ABANDON MERGER.

                  The Board of Directors of each of the Constituent Corporations shall have the power in its discretion to abandon the merger provided for herein prior to the filing of the Articles of Merger.


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